Exhibit 10.1

PALMDALE OIL COMPANY, INC.

LOADING RACK LICENSE AGREEMENT

This Loading Rack License Agreement (“Agreement”) is entered into to be effective as of the _____day of __________________ , 2022 (the “Effective Date”), between PALMDALE OIL COMPANY, INC., a Florida corporation (hereinafter referred to as the “Licensor”) and EZFILL HOLDINGS, INC., a Delaware corporation (hereinafter referred to as the “Licensee”):

WITNESSETH:

WHEREAS, the Licensor is engaged in the business of selling petroleum products, fuel (including diesel fuel and gasoline), oil, lubricants and a variety of other oils and greases to members of the public, consumers, retailers, wholesalers who are in engaged in the business of purchasing and selling fuel, oil, petroleum and products incident thereto, in Florida and other parts of the United States; and

WHEREAS, the Licensor owns and operates petroleum loading racks and lubricant loading racks throughout the state of Florida; and

WHEREAS, Full Service Fueling, Inc., a Florida corporation (the “Seller”), an affiliate of the Licensor, and the Licensor are parties to a certain Asset Purchase and Fuel Supply Agreement (the “Asset Purchase Agreement”) dated March ___, 2022 pursuant to which the Seller agreed to sell to the Licensee, and the Licensee agreed to purchase from the Seller certain assets (the “Assets”) of the Seller’s mobile gas delivery business; and

WHEREAS, the Asset Purchase Agreement contemplates that at the closing of the purchase and sale of the Assets, the Licensor and the Licensee shall enter into, inter alia, a Loading Rack License Agreement pursuant to which the Licensor shall sell to the Licensee, and the Licensee shall purchase from the Licensor, petroleum and lubricant products from the Licensor (collectively referred to as the “Petroleum Products”) and the Licensee shall load those Petroleum Products onto its own transport vehicles by making use of certain of Licensor’s loading racks; and

WHEREAS, the parties desire to set forth in writing the terms of their business arrangement that supersedes any and all prior agreements and representations, whether oral or written on the issues set forth herein; and

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each party, the parties agree as follows:

1. RECITALS: The Recitals are true and correct and are hereby made a part of this Agreement.

2. SCOPE OF LOADING RACK LICENSE: Licensee shall be granted a non-exclusive license (the “Loading Rack License”) for the Term of this Agreement (defined below) to use the loading racks which are detailed in Schedule 1 (the “Designated Loading Racks”) for the purpose of loading the purchased Petroleum Products onto Licensee’s transport vehicles. The license granted herein shall include the right to use three truck parking spots at each location at which Licensee is granted a license to use Designated Loading Racks.

3. PAYMENT: The prices for the Petroleum Products purchased by Licensee and obtained at the Designated Loading Racks shall be Licensor’s market competitive wholesale rates.

4. TERM: The term of this Agreement shall be for a period of one (1) year (unless terminated earlier, as provided for below) commencing on the Effective Date (the “Term”). This Agreement shall be automatically renewed for additional one-year terms unless either party cancels this Agreement in writing at least thirty (30) days prior to the expiration of the Term. In the event of renewal, the parties acknowledge and agree that each such renewal term shall be on the same terms and conditions as are applicable to the initial Term, unless otherwise specified in a written instrument executed by both parties. Upon the termination of this Agreement, neither party shall have any further obligation hereunder to the other, except for such obligations which by their nature, are intended to survive the termination, expiration or cancellation of this Agreement (including the obligations contained in Paragraph 10).

5. TERMINATION: The Term may be terminated prior to the expiration of the period set forth in paragraph 4 under the following circumstances:

a.	Termination Upon Notice. If at any time the Licensee or the Licensor wish to terminate this Agreement (for any reason, or no reason, at all), the Licensee or the Licensor may do so upon thirty (30) days’ written notice.

b.	Termination for Cause. Either party may terminate this Agreement at any time for Cause by giving written notice of termination. Termination shall be effective once the non-breaching party gives notice to the breaching party. For purposes of this paragraph “Cause” shall mean: (i) the breaching party, in carrying out its duties hereun-der, has been guilty of gross negligence or gross misconduct resulting, in either case, in harm to the non-breaching party; (ii) the breaching party misappropriates the non-breaching party’s assets or property, or otherwise defrauds the non-breaching party; (iii) the breaching party materially fails to perform its duties under this Agreement, resulting in harm to the non-breaching party; or (iv) the breaching party has defaulted under its covenants under that certain Mutual Non- Solicitation and Non-Interference Agreement of even date herewith between the Licensor and the Licensee.

c.	Bankruptcy/Insolvency. Either party may terminate this Agreement immediately if the other party becomes insolvent, is adjudicated as bankrupt, voluntarily files or permits the filing of a petition in bankruptcy, makes an assignment for the benefit of creditors, or seeks any other similar relief under any bankruptcy laws or related statutes.

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6. RELATIONSHIP: Nothing contained herein shall be deemed to establish a joint venture, partnership, or an employer/employee relationship between the Licensee and the Licensor.

7. LICENSES: For the duration of this Agreement, the Licensee shall be responsible (at its own expense) for continuously maintaining in good standing: (i) all professional and occupational license required to avail itself of the Loading Rack License under this Agreement; (ii) driver’s licenses for all of its personnel who make use of the Designated Loading Racks; (iii) vehicle registrations for all vehicles which the Licensee uses when making use of the Designated Loading Racks; and (iv) such other documents that are necessary for the Licensee to operate its business. The Licensee shall provide proof of its compliance with this paragraph to the Licensor on the Effective Date and at any time thereafter upon demand by the Licensor.

8. INSURANCE: The Licensee shall be responsible (at its own expense) for continuously maintaining insurance as detailed below for its business and for the vehicles and personnel who are utilized by Licensee for making use of the Loading Rack License. The Licensee shall provide proof of the insurance required under this Paragraph to the Licensor on the Effective Date of this Agreement and at any time thereafter upon demand by the Licensor. Licensee shall secure, pay for, and file with the Licensor, prior to commencing making use of any of the Designated Loading Racks, certificates for Workers’ Compensation, Commercial General Liability, and such other insurance coverages as may be required by specifications and addenda thereto, in at least the following minimum amounts with specification amounts to prevail if greater than minimum amounts indicated. Notwithstanding any other provision of the Agreement, the Licensee shall provide the minimum limits of liability insurance coverage as follows (Minimum limits of insurance required of Licensee shall be provided by an acceptable insurance carrier with a minimum AM Best carrier rating of “A- VII”):

a.	Commercial Automobile Liability. Including owned, hired, and non-owned automobile bodily injury and property damage liability in an amount of at least $1,000,000.00 combined single limit per accident. The auto policy shall contain endorsements for MCS-90 and ISO CA 99 48.

b.	Commercial General Liability. Including products and completed operations, and without restriction or limitation of coverage for personal and advertising injury, contractual liability, damage to work performed by subcontractors, or underground, collapse, and explosion, and in an amount of at least $1,000,000.00 per occurrence (bodily injury and property damage), $1,000,000.00 per person or organization (personal and advertising injury), $2,000,000.00 per project aggregate, and $2,000,000.00 products and completed operations aggregate, and written on a standard ISO form or its equivalent.

c.	Workers’ Compensation Insurance. With statutory limits and employers’ liability of at least $1,000,000.00 each accident, $1,000,000.00 each employee for disease, and $1,000,000.00 per policy for disease, and in absence of any employees, on a minimum “if any” basis of payroll or subcontracts. Where Licensee or a subcontractor of Licensee utilizes an employee leasing firm to provide workers’ compensation coverage, or hires day labor personnel from a labor pool company, a roster of covered employees is required to be submitted with the certificate from the leasing company. Any additional employees that are hired (and added to the coverage under the employee leasing company) after the certificate is provided, shall be notified to the Licensor with an updated roster at all times. A certificate of insurance must be provided from the day labor company as well as a list of employees’ names and dates of work which shall be submitted no less than every seven (7) days beginning with the first day of use of day labor type personnel.

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d.	Pollution Liability. Licensee shall procure, maintain, and pay for pollution liability insurance including contractual liability coverage, and coverage for gradual and sudden events. Such insurance shall have limits of not less than $1,000,000.00 each claim and $1,000,000.00 annual aggregate, and shall include coverage for completed operations. The policy shall include coverage for bodily injury, property damage, clean-up costs, and first and third-party transportation. The definition of pollutant and/or pollution condition shall include any form of fungus, including mold.

e.	Umbrella Liability. Including products & completed operations with minimum limits of $5,000,000.00 per occurrence.

f.	Additional Insured. Licensor shall be named as an additional insured, utilizing an ISO standard endorsement, on a primary and non-contributory basis on all policies, except workers’ compensation and professional liability. The general liability policy shall name Licensor as an additional insured utilizing an ISO standard endorsement at least as broad as CG 2010 11 85 (policy or endorsement will include coverage for “your work”, including ongoing operations as well as products & completed operations).

g.	Duration. Insurance to be maintained as shown on the certificate of insurance during the Term and for the duration of the statute of repose in Florida. Certificates are to provide a minimum of 30 days’ notice of cancellation or alteration.

h.	Upon the Effective date and prior to commencing use of any designated loading racks, Licensee shall furnish original certificates of insurance and copies of all applicable endorsements evidencing the aforementioned coverages to the Licensor. Such certificates shall include waiver of subrogation clauses in favor of Licensor on all policies. Licensee will maintain the aforementioned general liability, auto liability, workers compensation, pollution liability, and umbrella liability insurance with coverage continuing in full force, including the additional insured status, for the Term. Licensor’s insurance shall be excess over any coverage provided to them as an additional insured under said Licensee’s additional insured endorsement naming the Licensor.

i.	Notwithstanding any other provision of this Agreement, the Licensee shall maintain complete workers’ compensation coverage for each and every employee, principal, officer, representative, or agent of the Licensee who is performing any tasks, services or functions (in any capacity) pertaining to the Licensee’s use of the Loading Rack License for tasks, services and/or functions performed both on Licensor’s premises and off Licensor’s premises.

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9. TRAINING, COMPLIANCE WITH SAFETY REGULATIONS: Prior to making use of the Designated Loading Racks or operating any equipment of Licensor, Licensee’s personnel shall undergo training by Licensor in the use of the Designated Loading Racks and the equipment. Licensee will comply with any and all safety regulations required by any agency or regulatory body including but not limited to the Occupational Safety and Health Administration and all safety procedures established by Licensor. Licensee will notify Licensor immediately of any accident or injury to anyone that occurs on the site(s) of the Designated Loading Rack(s) and is related to any tasks being performed by the Licensee’s personnel.

10. INDEMNIFICATION/DEFENSE: The Licensee shall indemnify and hold harmless the Licensor (including Licensor’s officers, directors, agents, and employees) from any Claim from any third party with respect to the performance of the Licensee’s duties under this Agreement and Licensee’s use of the Loading Rack License. The Licensee also agrees to promptly pay any and all of the Licensor’s attorneys’ fees and costs incurred by the Licensor in connection with its defense of any Claim that any third party brings against the Licensor pertaining to the performance of the Licensee’s duties under this Agreement and with respect to Licensee’s use of the Loading Rack License. Upon receipt of any notice or pleading reflecting that a Claim has been made by a third party against the Licensor, the Licensor shall forward a copy of the notice/pleading to the Licensee within five (5) business days of the Licensor’s receipt. Under this Section, the term “Claim” shall be defined to include: (i) litigation commenced by any third party, and (ii) any demand by any third party pertaining to the Licensor’s duties under this Agreement and/or pertaining to Licensee’s use of the Loading Rack License, regardless of whether litigation is commenced.

The indemnification obligations under this Agreement shall not be restricted in any way by any limitation on the amount or type of damages, compensation, or benefits payable by or for the Licensee under workers’ compensation acts, disability benefits acts, or other employee benefits acts, and shall extend to and include any actions brought by or in the name of any employee of the Licensor or of any third party to whom Licensor may subcontract a part or all of its work. This indemnification shall continue beyond the Term of this Agreement.

11. DAMAGE TO THE LICENSEE’S PREMISES: Licensee shall be liable for any damage that Licensee (including its employees, representatives, and agents) causes to Licensor’s premises, and any structures, vehicles, personalty and/or fixtures (including but not limited to the Designated Loading Racks) located on the Licensor’s premises.

12. NON-EXCLUSIVITY: Nothing contained in this Agreement shall be construed to prevent the Licensor from contracting with other parties to grant rights similar to, or identical to the rights provided for by the Licensor under this Agreement.

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13. INTEGRATION AND WAIVER: No waiver or modification of this Agreement or of any covenant, condition, or limitation herein contained shall be valid unless in writing and duly executed by the parties hereto. The provisions of this section may not be waived except as herein set forth. This Agreement supersedes all prior agreements, arrangements, or representations between the parties, whether written or oral as to the specific matters set forth herein. The failure to insist, at any time, upon strict performance of any one or more covenants, provisions or conditions of this Agreement shall not be construed as a waiver or relinquishment of that covenant, provision or condition or the future performance of that or any other such covenant, provision or condition, and that party’s obligation with respect to that covenant, provision or condition or the future performance of any such covenant, provision or condition shall continue in full force and effect. The acceptance by either party of the other party’s performance under this Agreement with knowledge of the performing party’s breach of any covenant, provision or condition of this Agreement shall not be deemed a waiver of that breach.

14. SUCCESSORS/ASSIGNS: The rights and obligations of the Licensor under this Agreement shall inure to the benefit of and be binding upon the parties hereto and the successors and assigns of the Licensor. The Licensee acknowledges that this Agreement may be enforced by the Licensor’s successors and assigns. The Licensee may not assign or alienate it rights, obligations and duties hereunder any attempt to do so by the Licensee will be void.

15. INDEPENDENT COVENANTS: The rights and obligations of the parties under this Agreement shall be construed as agreements independent of any other agreement, or any provision contained therein (whether written or oral) by, between, among, or affecting the Licensor and the Licensee, and the existence of any claim or cause of action of the Licensee against the Licensor, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of this Agreement, nor shall such claim or cause of action in any way affect the enforceability of this Agreement.

16. FLORIDA LAW, VENUE AND LITIGATION: The validity, interpretation, and performance of this Agreement shall be construed and enforced under and in accordance with the laws of the State of Florida. Venue shall lie exclusively in Palm Beach County as the forum for any disputes concerning this Agreement regardless of whether the dispute concerns any contractual or tortious or other claim. The parties voluntarily, knowingly, and intentionally waive any and all rights to trial by jury in any legal or equitable action or proceeding arising under or in connection with this Agreement regardless of whether such action or proceeding concerns any contractual or tortious or other claim. In connection with any litigation or court proceeding arising out of this Agreement, the prevailing party shall be entitled to recover all costs incurred, including attorneys’ and legal assistants’ fees and all costs prior to trial, at trial, and on appeal, and in any bankruptcy or creditor’s reorganization proceedings. The prevailing party shall be entitled to recover reasonable attorneys’ fees and all costs associated with proving both entitlement and amount of attorney’s fees and costs.

17. CAPTIONS: The captions appearing in this Agreement are inserted as a matter of convenience and for reference and in no way affect this Agreement, define, limit, or describe its scope, intent, or any of its provisions.

18. SEVERABILITY: If any provision contained in this Agreement shall for any reason be held to be invalid, illegal, void or unenforceable in any respect, such provision shall be deemed modified so as to constitute a provision conforming as nearly as possible to such invalid, illegal, void or unenforceable provision while still remaining valid and enforceable, and the remaining terms or provisions contained herein shall not be affected thereby.

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19. NOTICES: Unless otherwise set forth herein, any notice or demand which must or may be given shall be in writing and shall be deemed to have been given: (i) when physically received by personal delivery (which shall include the receipt of an email), or (ii) one (1) business day after being deposited with, or for overnight delivery by a nationally known commercial courier service (such as FedEx) addressed to the parties at their addresses as listed below (or such other address as designated by the parties in writing):

As to the Licensor:

Palmdale Oil, Inc.

911 North 2nd Street

Fort Pierce, Florida 34950

Attention: Lachlan Cheatham, President

with a copy to:

Jeffrey M. Garber, Esq.

Ciklin Lubitz

515 North Flagler Drive

20th Floor

West Palm Beach, Florida 33401

As to the Licensee:

___________________________

___________________________

___________________________

20. INDEPENDENT COUNSEL: The parties hereto have had the opportunity to seek and receive independent advice and counsel regarding the subject matter of this Agreement and all the terms and conditions it contains. This Agreement shall not be construed more strongly for or against any party regardless which party is deemed to have drafted the Agreement.

21. MULTIPLE COUNTERPARTS: This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original of this Agreement and all such counterparts shall constitute one instrument. Facsimile and electronic signatures shall be deemed as originals for purposes of this Agreement.

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IN WITNESS WHEREOF, the parties hereunto have set their hands and seals to this Agreement on the Effective Date first above written.

LICENSOR: PALMDALE OIL COMPANY, INC.	LICENSEE: EZFILL HOLDINGS, INC.

By:		By:
	Signature		Signature

Print Name and Title	Print Name and Title

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SCHEDULE 1 – DESIGNATED LOADING RACKS